EXHIBIT 99.1

DGT Holdings Reports Fiscal 2011 Third Quarter Financial Results

Highlights

  FY 2011 third quarter sales declined 3.8% to $12.7 million from $13.2 million

  FY 2011 third quarter loss from continuing operations of $0.4 million, or $0.09 per share

BAY SHORE, N.Y., June 13, 2011 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) ("DGT Holdings" or "the Company") today announced financial results for its fiscal 2011 third quarter.

FINANCIAL RESULTS

Sales for the fiscal 2011 third quarter declined 3.8% to $12.7 million from $13.2 million in the third quarter of fiscal 2010. Sales at the Medical Systems Group were $9.9 million, approximately the same as in the third quarter of the prior year. The Medical Systems Group consists solely of the Villa Sistemi Medicali S.p.A. ("Villa") subsidiary. Sales at the Power Conversion Group, which encompasses the operations of the Company's RFI Corporation subsidiary ("RFI"), for the third quarter of fiscal 2011 were $2.7 million, $0.5 million, or 16.7%, lower than the prior year's third quarter due to a decline in customer orders.

Gross margin for the fiscal 2011 third quarter was 20.8% as compared to 23.5% in the same period last year. The Medical Systems Group's third quarter 2011 gross margin of 18.2% was lower than the gross margin of 19.5% in the third quarter of fiscal 2010 due primarily to the mix of product shipped. The Power Conversion Group's gross margin for the third quarter of fiscal 2011 was 30.2%, versus 35.7% in the prior year's third quarter due to reduced sales volume.

Operating expenses in the fiscal 2011 third quarter were $2.9 million, or 23.1% of total sales, compared to $2.8 million, or 21.3% of total sales, in the prior year's third quarter.

Operating loss for the fiscal 2011 third quarter was $0.3 million, as compared to $0.3 million operating income in the third quarter of fiscal 2010. The Medical Systems Group incurred an operating loss of $0.2 million in the fiscal 2011 third quarter compared to breakeven for the third quarter of fiscal 2010. The Power Conversion Group had operating income of $0.1 million in the fiscal 2011 third quarter as compared to operating income of $0.5 million in the comparable period last year. Unallocated corporate expenses for the third quarter of fiscal 2011 totaled $0.3 million, as compared to $0.2 million in the prior year.

Net loss in the third quarter of fiscal 2011, from continuing operations, was $0.4 million, or $0.09 per basic and diluted share, compared to operating income of $0.3 million, or $0.17 per diluted share in the prior year period.

The discontinued operations had no profit or loss during the third quarter of fiscal 2011.

Nine Month Results

Sales for the first nine months of fiscal 2011 increased 24.0% to $53.0 million, from $42.8 million, due to increased volume at the Medical Systems Group in the first half of the year, where sales of $45.6 million reflect an increase of $11.3 million, or 32.8%, from the prior year's first nine months. The Power Conversion Group's sales for the first nine months of fiscal 2011 of $7.5 million were approximately $1.0 million lower than the prior year's first nine month sales.

Gross margin decreased to 22.0% of sales for the first nine months of fiscal 2011 from 24.6% of sales in the first nine months of fiscal 2010. Gross margin at the Medical Systems Group during the first nine months of fiscal 2011 of 22.0% was approximately the same as in the prior year's first nine months. Gross margin at the Power Conversion Group decreased to 22.0% from 35.2% in the first nine months of fiscal 2010. The decrease in gross margin was attributable to an increase in inventory reserves of $0.5 million during the second quarter and to higher employee costs, primarily for medical insurance expense.

Operating income for the first nine months of fiscal 2011 was $2.7 million, compared to $2.2 million in the comparable prior year period. Operating income at the Medical Systems Group was $4.0 million, compared to operating income of $1.9 million in the first nine months of fiscal 2010. The Power Conversion Group had an operating loss of $0.5 million for the first nine months of fiscal 2011 primarily related to the increase in inventory reserves, compared to operating income of $1.1 million in the comparable prior year period. Unallocated corporate expenses for the first nine months of fiscal 2011 totaled $0.8 million, comparable to the results in the prior year period.

Discontinued operations had a net loss of $3.1 million in the first nine months of fiscal 2010.

Net income for the first nine months of fiscal 2011 was $1.1 million, or $0.38 per basic and diluted share, compared to a net loss of $2.0 million, or $1.10 per basic and diluted share in the comparable prior year period. For the first nine months of fiscal 2011, there were 2.8 million weighted average shares outstanding, compared to 1.8 million in the first nine months of fiscal 2010. The shares outstanding have been restated to reflect the reverse and forward stock stock splits effected in January 2011.

BACKLOG

Consolidated backlog at April 30, 2011 was $13.3 million compared to $11.9 million at July 31, 2010. Backlog at the Medical Systems Group at April 30, 2011 increased $0.6 million from July 31, 2010. Backlog at the Power Conversion Group, increased $0.7 million from the level at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

DGT Holdings' balance sheet at April 30, 2011 reflected working capital of $37.6 million, which included $22.8 million of cash and cash equivalents. Cash net of debt decreased $5.4 million for the quarter, primarily as a result of a reduction in accounts payable and an increase in inventory at the Medical Systems Group. At the end of the fiscal 2011 third quarter, DGT Holdings had outstanding borrowings of $0.1 million under its Italian revolving credit facilities. In the aggregate, the Company had $12.3 million of borrowing availability under its Italian revolving credit facilities.

COMMENTS

John J. Quicke, DGT Holdings' President and Chief Executive Officer, commented, "Our third quarter results show a decline in sales and profitability over the prior fiscal year. We continue to be concerned about the strength of the worldwide economic recovery and the potential impact U.S. Dept. of Defense efforts to reduce spending may have on our business. However, we currently anticipate our fourth quarter sales and profitability to reflect an improvement over the third quarter. We are actively pursuing acquisitions in the U.S. market."

ABOUT DGT HOLDINGS

DGT Holdings Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's RFI subsidiary, DGT Holdings manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DGT HOLDINGS CORP.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010

Sales	$12,652	$13,150	$53,048	$42,790
Cost of Sales	10,025	10,059	41,362	32,278

Gross Margin	2,627	3,091	11,686	10,512

Selling, General and Administrative	2,410	2,202	7,397	6,777
Research and Development	518	592	1,601	1,567
Total Operating Expenses	2,928	2,794	8,998	8,344

Operating Income	(301)	297	2,688	2,168

Interest Expense, net	(25)	(45)	(162)	(394)
Other Income (Expense)	11	121	103	76

Net Income Before Income Tax Provision	(315)	297	2,629	1,850
Income Tax Provision	35	62	1,576	745

Net Income from Continuing Operations	$ (350)	$311	$1,053	$1,105

Income (Loss) from Discontinued Operations	--	(15)	--	(3,110)

Net Income (Loss)	$ (350)	$296	$1,053	$ (2,005)

Net Income (Loss) Per Basic and Diluted Share:
Continuing Operations	$ (0.09)	$0.17	$0.38	$0.61
Discontinued Operations	--	(0.01)	--	(1.71)
Net Income (Loss) Per Basic and Diluted Share	$ (0.09)	$0.16	$0.38	$ (1.10)

Weighted Average Number of Common Shares Outstanding (in thousands):
Basic	3,846	1,817	2,772	1,817
Diluted	3,846	1,819	2,773	1,817

DGT HOLDINGS CORP.
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	April 30, 2011	July 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22,767	$3,987
Trade receivables, net	15,722	12,925
Inventories	11,040	9,123
Prepaid expenses and other current assets	4,104	2,770
Total current assets	53,633	28,805

NON-CURRENT ASSETS:
Property plant and equipment, net	5,293	5,254
Deferred income taxes	545	415
Goodwill	4,526	4,526
Other assets	121	29
Total non-current assets	10,485	10,224
TOTAL ASSETS	$64,118	$39,029

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolving loan	$109	$135
Current portion of long-term debt	1,397	1,973
Accounts payable – trade	7,162	5,643
Accrued expenses	7,317	3,643
Total current liabilities	15,985	11,394

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,379	95
Other long-term liabilities	1,919	1,763
Total non-current liabilities	4,298	1,858
Total liabilities	20,283	13,252

SHAREHOLDERS' EQUITY:
Total shareholders' equity	43,835	25,777
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$64,118	$39,029
CONTACT: DGT HOLDINGS CORP.
         John J. Quicke
         Chief Executive Officer

         Mark A. Zorko
         Chief Financial Officer
         (631) 231-6400 ext. 323
         mzorko@dgtholdings.com